Filed Pursuant to Rule 433
Registration Statement No. 333-208507
 GLOBAL EQUITY LINKED PRODUCTS  Enhanced Income: Autocallable Contingent CouponBarrier Notes  What are the key features of Autocallable ContingentCoupon Barrier Notes?  ■■ Enhanced income potential relative to traditional income-  generating investments  ■■ Coupon and maturity payments are contingent upon the  performance of one Underlying Asset, typically a single stock an  exchange traded fund (ETFs), or broad-based equity index (the“Underlying Asset”)  ■■ The Notes can be automatically called by the issuer at fixed  intervals, typically quarterly, during the term of the Note  ■■ Payment at Maturity is determined by the performance of the  Underlying Asset  ■■ Senior unsecured debt issued by Royal Bank of Canada (RBC)  ■■ Flexibility to be linked to the performance of an individual stock,  exchange traded fund (ETFs), or broad-based benchmark equity  index  ■■ Complement or an alternative to high yield fixed income  investments and/or direct ownership in the Underlying Asset  Why would an investor purchase the Notes?  An investor would allocate a portion of their diversified portfolioto Notes if they:  ■■ Would like the potential to earn enhanced income, relative to  traditional income generating investments, with exposure to a  stock, ETF, or equity index they otherwise already own and/orare moderately bullish on  ■■ Understand that coupon payments are contingent upon the  performance of the Underlying Asset and that a coupon might  not be paid during the term of the Note if the Underlying Assetcloses below a specified coupon barrier level on the specifiedobservation dates  ■■ Are comfortable with full principal at risk should the level of  the Underlying Asset be lower than the principal barrier level at  the maturity of the Note  ■■ Are willing to forgo any upside participation in the Underlying  Asset from its initial level  ■■ Are comfortable assuming reinvestment risk should the Note  get automatically called before the maturity date  ■■ Are comfortable with assuming the credit risk of the issuer,  Royal Bank of Canada  ■■ Are comfortable with holding the Notes until their stated  maturity if they are not previously called  Selected Risk Factors  ■■ Potential Loss of Principal: Investors will lose some or a  substantial portion of their initial investment if the Underlying  Asset declines by more than the Buffer or Barrier at the maturityof the Note. For Notes with a Barrier, investors could potentiallylose all of their initial investment.  ■■ Contingent coupon payments: No coupon will be paid if the  Underlying Asset closes below the coupon barrier level on the  relevant observation dates. Investors may receive no couponsduring the term of the Notes  ■■ Subject to Automatic Call: Notes automatically called if the  level of the Underlying Asset is greater than or equal to its initial  level on specified observation dates. If called, investors may beunable to reinvest their proceeds in a product with a comparablecoupon  ■■ Limited Return: The return on the Notes is limited to the  coupon payments, if any. Investors will not participate in any  appreciation of the Underlying Asset  ■■ No Dividends: Investors do not receive dividends paid by the  Underlying Asset  ■■ Limited Secondary Markets: Notes may have a limited or no  secondary market. Prior to maturity, the price at which the  Notes can be sold, if at all, may be at a substantial discount fromthe principal amount  ■■ Credit Risk: Notes are senior, unsecured debt of the issuer and,  as such, any market-linked return and payments at maturity are  subject to issuer’s credit risk  ■■ Complex Investments: Notes have some complex features and  may not be suitable for all investors

 RBC CAPITAL MARKETS  ENHANCED INCOME: AUTOCALLABLE CONTINGENT COUPON BARRIER NOTES  AUTOCALLABLE CONTINGENT COUPON NOTES LINKED TO THE PERFORMANCE OF A SINGLE STOCK - PAYOFF PROFILE DURING TERM OF NOTEAND AT MATURITY  The following illustrates hypothetical scenarios of holding a Note and assumes a 30% principal and coupon barrier.  Hypothetical Example  Issuer  Royal Bank of Canada  Term  2 years  Underlying  An individual stock  Coupon Barrier Level  70% of the stock’s initial price  Principal Barrier Level  70% of the stock’s initial price  Coupon  8% per annum; paid only if stock’s price is at or above Coupon Barrier Level on the specified quarterly observation dates  Coupon frequency  Quarterly  Autocall Feature  Starting in month 6, automatically called if the Underlying Asset is at or above its initial price on the specifiedquarterly observation dates  Quarterly Coupon  If, on a specified observation date before maturity:  Payment  Called?  Note Payoff*  The stock price is less than its initial price and greater than or equal to thecoupon barrier level  2% No N/A  The stock price is less than the coupon barrier level  0%  No  N/A  The stock price is greater than or equal to its initial price 2% Yes  Early redemption; full principal is returned  If the Note was never called, then at maturity if:  The stock price is greater than or equal to the principal barrier level and thecoupon barrier  2% N/A Full principal is returned  The stock price is less than the principal barrier level and coupon barrier level 0% N/A  1:1 percentage loss from the stock’s initial price  *Payment of principal subject to issuer’s credit risk  POTENTIAL RETURN AND AUTOMATIC CALL SCENARIOS PRIOR TO MATURITY  Stock Stock  120% Barrier 120% Barrier  110% Initial 110% Initial  100% 100%  90% 90%  80% 80%  70% 70%  60% 60%  50% 50%  Trade Q1 Q2 Q3 Q4 Q5 Q6 Q7 Q8 Trade Q1 Q2 Q3 Q4 Q5 Q6 Q7 Q8  Date First Date First  Call Date Call Date  ■ On the relevant observation date, ■ On the relevant observation date,  the investor will receive a coupon the investor will not receive a  of 2% for Q1 and 2% for Q2 since coupon in Q1 because the stock  the stock price is above the price is below the barrier level.  barrier of 70% The investor will receive a coupon  POTENTIAL RETURN SCENARIOS AT MATURITY IF NEVER CALLED  Stock Stock  120% Barrier 120% Barrier  110% Initial 110% Initial  100% 100%  90% 90%  80% 80%  70% 70%  60% 60%  50% 50%  Trade Q1 Q2 Q3 Q4 Q5 Q6 Q7 Q8 Trade Q1 Q2 Q3 Q4 Q5 Q6 Q7 Q8  Date First Date First  Call Date Call Date  ■ On the relevant observation date, ■ No coupons are paid during  the investor will receive a coupon the term of the Note since the  of 2% only for Q8 since the stock stock’s closing price was always  price is above the barrier of 70% below the barrier of 70% on each  on such date observation date  ■ The Note will be called from the investor at the Q2 call date at  100% of their principal amountbecause the stock price is above100% of its initial value  of 2% for Q2, and a coupon of2% for Q3 since the stock price isabove the barrier of 70% on eachrespective date  ■ The Note will be called from the investor at the Q3 call date at  100% of their principal valuebecause the stock price is above100% of its initial value  ■ At maturity, the investor will receive back 100% of their  principal, since the stock priceis above the barrier of 70%  ■ At maturity, since the stock’s return is -40% (below the barrier)  the investor will fully participatein the decline of the stock andthus their return in the Note willbe 60% of their principal

 RBC CAPITAL MARKETS  About Royal Bank of Canada (RBC)  ■■ 5th largest bank in N. America, by market capitalization1  ■■ Well-diversified, global financial institution with over 80,000  employees in 40+ countries servicing over 16 million clients  ■■ Approximately US$954billion in total assets2  ■■ One of the highest rated banks globally (S&P AA- / Moody’s Aa2)3  Selected Risk Factors  ENHANCED INCOME: AUTOCALLABLE CONTINGENT COUPON BARRIER NOTES  ■■ Leading corporate citizen with over $100M in donations,  sponsorships and community investments in 2016, including  the RBC Kids Pledge  An investment in the Notes involves significant risks that will be explained in the applicable offering documents. Before investing in a Note investors shouldcarefully read the offering documents to understand the potential risks. Some general risk considerations for Notes include, but are not limited to the following:  ■ The Notes are unsecured debt obligations of RBC. Investors are dependent on the ability of RBC to pay all amounts due on the Notes, and therefore they aresubject to RBC’s credit risk and to changes in the market’s view of the creditworthiness of RBC.  ■ Investors could lose some or all of their principal if there is a decline in the level of the Underlying Asset below the principal barrier level and are not calledto maturity.  ■ The Notes will automatically be called if the level of the Underlying Asset is greater than or equal to its initial level on specified observation dates. If called,investors may be unable to reinvest their proceeds in a product providing them a comparable return.  ■ The return potential of the Notes is limited to the contingent coupons, regardless of the appreciation of the Underlying Asset. There may be no couponpayments on the Notes. Additionally, if the Notes are called prior to maturity, investors will not receive any further coupons or other payments after the callsettlement date.  ■ The payment at maturity for the Notes is determined only by reference to performance of the Underlying Asset. All payments on the Notes will be determinedby reference to the Underlying Asset.  ■ Notes are typically sold at par and include fees and costs such as commissions, hedging costs and projected profits of RBC or its affiliates. Therefore, theestimated initial value (EIV) of a Note on the issue date will be less than the issue price that an investor pays for the Note. Any EIV of a Note does not representRBC’s estimate of the future value of the Note, or any price for which an investor may be able to sell it.  ■ The Notes will not be listed on any securities exchange. RBC and its affiliates are not obligated to maintain a secondary market and may cease market-makingactivities at any time. Any secondary market may not provide significant liquidity or trade at prices advantageous to the investor.  ■ The return on the Notes may be lower than the return investors could earn through a direct investment in the underlying stock or on other investments duringthe same term. The return on the Notes may be less than the return investors could earn if it bought a conventional debt security of RBC.  ■ Investing in the Notes is not the same as owning the Underlying Asset or a security directly linked to the Underlying Asset.  ■ The activities of RBC or its affiliates may conflict with investor’s interests and may adversely affect the value of the Notes. Also an affiliate of RBC will serve asthe calculation agent for the Notes who will exercise its judgment when performing its functions. Since the decisions the calculation agent makes will affectthe payments on the Notes, the calculation agent may have a conflict of interest with respect to such decisions.  ■ Many economic and market factors will influence the value of the Notes.  ■ Significant aspects of the tax treatment of Notes may be complex and uncertain. Investors should consult with their tax advisor before investing in any Notesto determine the effects of their individual circumstances.  ■ The Notes have complex features and may not be suitable for all investors.  rbccm.com  (1) US$110 billion, as of April 30, 2018, per International Financial Reporting Standards (IFRS) (2) As of April 30, 2018 (3) A credit rating reflects thecreditworthiness of RBC is not a recommendation to buy, sell or hold the Notes, and may be subject to revision or withdrawal at any time by the assigning ratingorganization. The ratings do not provide an indication of the expected performance of the Notes. The Notes themselves will not be independently rated. Eachrating should be evaluated independently of any other rating.  The information contained herein has been compiled from sources believed to be reliable by RBC Capital Markets or any of its businesses. Neither RBC CapitalMarkets nor any of its businesses or representatives has undertaken any independent review or due diligence of such sources. RBC Capital Markets is aregistered trademark of Royal Bank of Canada. RBC Capital Markets is the global brand name for the capital markets business of Royal Bank of Canada and itsaffiliates, including RBC Capital Markets, LLC (member FINRA, NYSE, and SIPC); RBC Dominion Securities, Inc. (member IIROC and CIPF), RBC Europe Limited(authorised by the Prudential Regulation Authority and regulated by the Financial Conduct Authority and Prudential Regulation Authority), Royal Bank of Canada  - Sydney Branch (ABN 86 076 940 880) and RBC Capital Markets (Hong Kong) Limited (regulated by SFC). ® Registered trademark of Royal Bank of Canada.Used under license. © Copyright 2016. All rights reserved.  This document is for informational purposes only and is not intended to set forth a final expression of the terms and conditions of any offering. Royal Bankof Canada has filed a registration statement (including a product prospectus supplement, a prospectus supplement, and a prospectus) with the SEC for anyoffering to which this document relates. Before you invest, you should read those documents and the other documents relating to the offering that we havefiled with the SEC for more complete information about us and the offering. You may obtain these documents without cost by visiting EDGAR on the SEC Websiteat www.sec.gov. Alternatively, Royal Bank of Canada, any agent or any dealer participating in the offering will arrange to send you the product prospectussupplement, the prospectus supplement and the prospectus if you so request by calling toll-free at 1-877-688-2301.  07/18  18-115A